Exhibit 18.2

May 7, 2015

Fannie Mae
3900 Wisconsin Avenue, NW
Washington, DC 20016-2892

Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2015, of the facts relating to the change in the valuation policy for loans held for sale whereby the lower of cost or fair value adjustment will be made at an individual loan level versus at a pool level. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of Fannie Mae and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2014. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Fannie Mae and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2014.

Yours truly,

/s/ Deloitte & Touche LLP
McLean, VA